Exhibit 99.1

United Capital Consultants, Inc. to Present at the 146th NIBA Investment Conference

Mesa, AZ / ACCESSWIRE /March, 25, 2019 / United Capital Consultants, Inc. (SEC CIK#: 0001693696), (www.UCConsultantsInc.com) a company focused on renewable energy acquisition and asset management, is happy to announce today that it will be presenting at the 146th NIBA Investment Conference being held on March 25th-26th, 2018 at Crown Plaza Times Square in New York City. The company will be presenting on March 26th, 2019. Harold Patterson, its Chief Financial Officer will be presenting. He and the CEO, Clayton Patterson, will also be meeting with financial professionals at the conference.

For more information about NIBA or participating in our upcoming New York Conference on March 25th-26th, 2019 please visit www.nibanet.org or contact us at emily@nibanet.org or 706-208-9620.

About United Capital Consultants, Inc.

United Capital Consultants, Inc. (UCC) is an emerging company focused on the development, acquisition, and management of assets in the energy sector. Through its partnership with United Utilities Authority, a private utility in Southeast Asia, UCC has targeted over $100 Million USD worth of projects ready for immediate deployment of capital which will yield positive earnings and cash flows within 30-90 days. UCC has an extensive and growing pipeline of projects, fueled by partnerships and government collaboration. A key component of the business model is risk mitigation and leveraging capital to support exponential growth.

UCC's strategy is to work with its insurance carriers to further de-risk projects with investment grade government contracts. With such risk mitigation in place, UCC can leverage its capital to obtain an accelerated return on capital. With consistent reinvestment into its project pipeline, this translates into explosive growth for the company. UCC is raising $10 Million USD in its initial raise, which has been deemed effective by the Securities and Exchange Commission. The company has obtained verbal commitments for debt financing from a top world bank and anticipates completing its first acquisition immediately following its equity capital raise.

About NIBA

For over 38 years NIBA has been serving the micro-cap and small-cap investment community and has hosted 145 investment conferences. NIBA network firms have successfully completed thousands of transactions totaling over $17 billion in new capital for emerging growth companies and are responsible for 90% of all IPOs under $20 million. NIBA’s network is comprised of thousands of investment professionals representing over 60 key industry services and includes over 8,800 registered representatives that have over $78 billion assets under management.

For more information please visit our website at www.nibanet.org and, again, we look forward to having you with us at NIBA New York

News Compliments of ACCESSWIRE.

United Capital Consultants, Inc.

Contact:

Harold Patterson

CFO

United Capital Consultants, Inc.

Email: Harold@UCConsultantsInc.com

Phone: (480) 306-4317

SOURCE: United Capital Consultants, Inc.